Exhibit 23.1 Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements of Comcast Corporation on Form S-8 (Nos. 333-101645, 333-101295, 333-104385, 333-121082, 333-123059, 333-130844, 333-130845, and 333-130847), Form S-3 (Nos. 333-132750, 333-101861, 333-119161 and 333-104034), and Form S-4 (Nos. 333-101264 and 333-102883) of our reports dated February 20, 2008, relating to the consolidated financial statements and financial statement schedule of Comcast Corporation (which reports express unqualified opinions and include an explanatory paragraph relating to the adoption of new accounting pronouncements in 2007 and 2006), and the effectiveness of Comcast Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Comcast Corporation for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
February 20, 2008

87	Comcast 2007 Annual Report on Form 10-K